UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 27, 2008	000-52641
Date of Report (Date of earliest event reported)	Commission File Number

SILVER RESERVE CORP.
(Exact name of registrant as specified in its charter)

Delaware	98-0492752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1135 Terminal Way; Suite 207B
Reno, Nevada 89502
(Address of Principal Executive Offices) (Zip Code)

866-448-1073

(Registrant’s telephone number, including area code)

Item 1.01	Entry into a Material Definitive Agreement

Silver Reserve Corp. (the “Company”) executed a contract (the “Drilling Contract”) with Christiansen Drilling, Inc. (“Christiansen”) a Nevada corporation, on June 27, 2008 (effective as of June 24, 2008), pursuant to which Christiansen was retained by the Company to conduct drilling projects on the Company’s mineral claims. The services Christiansen will provide under the Drilling Contract include: reverse circulation drilling with a three man crew at a rate of $500.00 per hour, equipment mobilization and demobilization at a rate of $150.00 per hour, grading and site preparation at a rate of $150.00 per hour, the procurement of drilling materials at cost plus 10%, and hole plugging(s), if needed, at a rate of $350.00 per hour plus material cost. In addition, the drilling crew will receive a mileage reimbursement of $0.75 per mile, per man, and a per diem of $40.00 per day, plus motel accommodations per man.

Under the Drilling Contract Christiansen will submit invoices to the Company for services rendered and costs incurred no more frequently than the 1st and 15th of each month. Upon execution of the Drilling Contract the Company advanced $50,000 to be credited against future invoices submitted for various drill programs.

The Company plans to carry out under the Drilling Contract (a) 50,000 feet of drilling on its Medicine Project and (b) 20,000 feet of drilling on its Silver Queen Project. The Company anticipates that it may spend as much as $4.5 million to complete the proposed drilling projects, including costs associated with the Drilling Contract.

Item 9.01	Exhibits

10.1	Drilling Contract between Silver Reserve Corp. and Christiansen Drilling, Inc. effective as of June 24, 2008.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER RESERVE CORP.

June 30, 2008	By: /s/ Joanne Hughes
Name: Joanne Hughes
Title: Corporate Secretary